Exhibit 5.1

1401 Eye Street NW, Suite 800, Washington, DC 20005 ● (202) 783-3300

June 26, 2026

Board of Directors

TEN Holdings, Inc.

1170 Wheeler Way

Langhorne, Pennsylvania 19047

Re: TEN Holdings, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to TEN Holdings, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “462(b) Registration Statement”), relating to the proposed offering of up to an aggregate of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which Shares are to be issued and sold by the Company pursuant to the proposed form of Placement Agent Agreement (the “Placement Agent Agreement”) by and between the Company and WestPark Capital, Inc., filed as Exhibit 1.1 to Amendment No. 3 to the registration statement on Form S-1 filed on April 6, 2026 (File No. 333-294896) (as amended or supplemented, the “Registration Statement”). The 462(b) Registration Statement incorporates by reference the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to the authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed that the Company has and will have sufficient authorized but unissued and unreserved shares of Common Stock available for issuance as provided in the 462(b) Registration Statement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when such Shares are issued and sold by the Company pursuant to the terms of the Placement Agent Agreement, and delivered by the Company against receipt of the purchase price therefor, will be validly issued, fully paid and non-assessable.

This opinion has been prepared for use in connection with the 462(b) Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the 462(b) Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Polsinelli PC
POLSINELLI PC

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